EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Capital Corp of the West:
We consent to the incorporation by reference in the registration statements (Nos. 333-143768, 333-125891 and 333-41440) on Form S-8 of Capital Corp of the West (the “Company”) of our reports dated April 2, 2008, with respect to the consolidated balance sheets of Capital Corp of the West and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Company.
Our report dated April 2, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state that management has identified the following material weaknesses:
Management identified and included in its assessment material weaknesses related to the allowance for loan losses that arose from ineffective policies and procedures related to:
•	Appropriate risk classification of the loan portfolio;

•	Timely identification and monitoring of problem loans by sufficient levels of qualified and trained personnel;

•	Timely and accurate preparation and review of adequate documentation for SFAS 114, Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”) analysis; and

•	Providing information about at risk loans on a timely basis, including appraisals necessary to support the valuations of collateral included in the Company’s SFAS No. 114 analysis.
Further, management identified and included in its assessment a material weakness arising from ineffective entity-level controls to ensure that the appropriate accounting policies are selected and updated as circumstances change, and that the necessary policies and procedures for preparation of the financial statements are implemented and understood by company personnel. Management has also identified and included in its assessment material weaknesses arising from ineffective policies and procedures related to:
•	Accounting for investments in limited partnerships,

•	Accounting for investments in affordable housing partnerships,

•	Accounting for impairment of investments in Other Real Estate Owned,

•	Accounting, presentation and disclosure of liabilities associated with mechanics liens, bonded stop notices on loans, and the associated potential insurance recoveries; and

•	The determination of minimum lease commitments.
/s/ KPMG LLP
San Francisco, California
April 2, 2008